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                               [Form of Opinion]
                                    Dechert
                             1775 Eye Street, N.W.
                            Washington, D.C.  20006



                                       January __, 2001


North American Senior Floating Rate Fund, Inc.
286 Congress Street
Boston, Massachusetts 02210

Re: North American Senior Floating Rate Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to North American Senior Floating Rate Fund, Inc., a Maryland Corporation (the "Corporation") in connection with the acquisition by the Corporation of the assets of CypressTree Senior Floating Rate Fund, Inc., a Maryland corporation ("CypressTree"). You have asked for our opinion regarding the issuance of shares of class D common stock of the Corporation in connection with the acquisition by the Corporation of the assets of CypressTree, which shares will be registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Corporation and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of class D common stock of the Corporation are duly authorized and will be legally and validly issued, fully paid and non-assessable by the Corporation upon the transfer of the assets of CypressTree pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.


Very truly yours,